EXHIBIT (a)(5)(a)
TALK AMERICA
                TALK AMERICA AMENDS ITS EXCHANGE OFFERS FOR ITS
                CONVERTIBLE SUBORDINATED NOTES DUE 2002 AND 2004

RESTON, VA - MARCH 5, 2002 - TALK AMERICA (NASDAQ: TALK), an integrated communications provider, today announced that it has amended some of the terms of its exchange offers for its currently outstanding 4 1/2% Convertible Subordinated Notes due September 2002 and 5% Convertible Subordinated Notes due December 2004 that were launched on February 22, 2002, conditioned its offer for the 4 1/2% Convertible Subordinated Notes on exchange of at least 90% of the outstanding 4 1/2% Notes and extended the period during which the exchange offers would remain open to 12:00 Midnight, New York City time, on April 1, 2002.

In the amendments, the Company has increased the annual interest rate from 10% to 12% on its new notes that are offered in one of the exchange offer options for its outstanding 4 1/2% Notes and in the offer for its outstanding 5% Notes. The Company has also added to the terms of these new 12% notes a payment-in-kind, or PIK, provision, under which the Company has the option to pay up to one-third of each of the first five semi-annual interest payments in additional 12% notes in lieu of cash.

Shortly after the Company initiated the original exchange offers, Talk America was contacted by representatives of the holders of more than one-half of our 4 1/2% Convertible Notes, and had discussions with the holders about the terms of the original exchange offers for the existing notes. The majority holders indicated that they would not accept the offer on the original terms, but suggested some changes that would likely make the offer more acceptable. After considering the suggestions, Talk America determined to change the terms of the exchange offers. Several of these holders indicated that they would tender 4 1/2% Convertible Notes, representing at least 50% of the aggregate principal amount outstanding, for exchange for the new 12% Senior Subordinated PIK Notes due 2007. Such indications were oral and are not binding on the holders. As of the close of business on March 4, 2002, no existing notes have been tendered pursuant to the original offer.

As amended, Talk America is now offering to exchange all of its outstanding
4 1/2% Convertible Subordinated Notes due 2002 ($61,844,000 aggregate principal amount) under either of the following exchange options:


       o $1,000 in principal amount of new 12% Senior Subordinated PIK Notes due 2007 in exchange for each $1,000 in principal amount of the existing 4 1/2 % Convertible Subordinated Notes due 2002 that are tendered; or

       o $600 in principal amount of new 8% Convertible Senior Subordinated Notes due 2007, convertible into common stock, at $5.00 per share, and $100 in cash, in exchange for each $1,000 in principal amount of the existing 4 1/2 % Convertible Subordinated Notes due 2002 that are tendered.

As amended, Talk America is now offering to exchange all of its outstanding 5% Convertible Subordinated Notes due 2004 ($18,093,000 aggregate principal amount) in the following exchange: $1,000 in principal amount of new 12% Senior Subordinated PIK Notes due 2007 for each $1,000 principal amount of the existing 5% Convertible Subordinated Notes due 2004.

Under the revised exchange offer for the existing 4 1/2 % Convertible Subordinated Notes due 2002, it is now a condition to the Company's acceptance of tendered existing 4 1/2% Notes that 4 1/2% Notes representing at least 90% of the aggregate principal amount of those notes be properly tendered and not withdrawn. The exchange offer for the existing 5% Notes is not conditioned upon the exchange of a minimum principal amount of those 5% Notes. The exchange offers for the 4 1/2% Notes and for the 5% Notes are independent of each other.





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As extended, the expiration date of both exchange offers and the related consent solicitation is 12:00 Midnight, New York City time, on April 1, 2002, unless further extended or earlier terminated by Talk America. In addition to the condition to the exchange offer for the 4 1/2% Notes discussed above, both exchange offers are subject to a number of customary conditions, some of which Talk America may waive.

Holders of the Talk America 4 1/2% Convertible Subordinated Notes due 2002 and the 5% Convertible Subordinated Notes due 2004 will receive a supplemented offering circular outlining the details of the exchange by mail. If you hold your existing notes through a broker/dealer, you must contact the broker/dealer if you desire to tender your existing notes. If you hold the notes yourself, you must complete and sign the Letter of Transmittal and Consent included with the supplemented offering circular. The exchange offers are expected to expire at 12:00 Midnight, New York City Time, on April 1, 2002, unless further extended or earlier terminated, and to close promptly after such expiration date. Talk America may terminate the exchange offers at any time. Holders of the above listed securities may call Georgeson Shareholder, the information agent, at
(866) 649-8026 for additional information.

ABOUT TALK AMERICA
------------------

Talk America is an integrated communications provider marketing a bundle of local and long distance services to residential and small business customers utilizing its proprietary "real-time" online billing and customer service platform. Talk America has added local service to its offerings, after ten years as a long distance provider. The Company delivers value in the form of savings, simplicity and quality service to its customers based on the efficiency of its low-cost, nationwide network and the effectiveness of its systems that interface electronically with the Bell Operating Companies. For further information, visit the Company online at: www.talk.com.

Please Note: Certain of the statements contained herein may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are identified by the use of forward-looking words or phrases, including, but not limited to, "estimates," "expects," "expected," "anticipates," and "anticipated." These forward-looking statements are based on the Company's current expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to have been correct. Forward-looking statements involve risks and uncertainties and the Company's actual results could differ materially from the Company's expectations. In addition to those factors discussed in the foregoing, important factors that could cause such actual results to differ materially include, among others, increased price competition for long distance and local services, failure of the marketing of the bundle of local and long distance services and long distance services under its agreements with its various marketing partners and its direct marketing channels, failure to manage nonpayment of our bills to our customers for our bundled and long distance services, attrition in the number of end users, failure or difficulties in managing the Company's operations, including attracting and retaining qualified personnel, failure of the Company to be able to expand its active offering of local bundled services in a greater number of states, failure to provide timely and accurate billing information to customers, failure of the Company to manage its collection management systems and credit controls for customers, interruption in the Company's network and information systems, failure of the Company's customer service, and changes in government policy, regulation and enforcement and adverse judicial interpretations and rulings relating to regulations and enforcement. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the discussions contained in its Annual Report on Form 10-K for the year-ended December 31, 2000 and Form 10-Q for the quarter ended September 30, 2001 and any subsequent filings. The Company undertakes no obligation to update its forward-looking statements.





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NOTICE
------

This announcement does not constitute an offer to exchange or the solicitation of an offer to exchange securities of Talk America Holdings, Inc. Any such offering will be made only by means of an offering circular of Talk America, a copy of which may be obtained from Georgeson Shareholder. The exchange offers are being made in reliance upon an exemption from registration provided by
Section 3(a)(9) of the Securities Act of 1933, as amended, and similar exemptions from registration provided by certain state securities laws.

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CONTACT:
Ruth E. Abeshaus
Dir. Public and Investor Relations
Talk America
215-862-1305 (t)
215-862-1085 (f)